Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Consolidated Communications Holdings, Inc. of our report dated March 12, 2013, relating to the financial statements of Pennsylvania RSA No. 6 (II) Limited Partnership appearing in the Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 10, 2015